Exhibit 99.1

             GELSTAT CORPORATION DECLARES THREE-FOR-TWO STOCK SPLIT

                  Cites Institutional Demand and Future Outlook

MINNEAPOLIS -- July 20, 2004 -- GelStat Corporation (OTCBB: GSAC) today announced that its Board of Directors has declared a three-for-two stock split.

The three-for-two stock split of the company's common stock will be in the form of a 50 percent stock dividend. The stock dividend will be distributed on August 31, 2004 to shareholders of record on August 17, 2004. The stock dividend will represent a tax-free distribution to shareholders.

"The successful nationwide introduction of GelStatTM Migraine into the $2.6 billion OTC headache pain reliever market is a key milestone for the company, and we are pleased to share this success with our shareholders," said Stephen Roberts, M.D., chairman and chief executive officer of GelStat. "The stock dividend reflects our positive outlook for the future. We believe it will increase the liquidity and distribution of our stock, especially in response to specific institutional demand."

ABOUT GELSTAT MIGRAINE

GelStat Migraine is a new over-the-counter (OTC, non-prescription) medication for acute relief from the pain and associated symptoms of migraine and migraine-like headaches. Over 90 percent of those with migraine use OTC medications as part of their treatment arsenal, though in only about 25 percent of those with moderate to severe headache pain are these older medications reported to exhibit any effect.

A recent clinical trial showed GelStat Migraine to be effective in 83 percent of patients, whose migraine pain was either eliminated or arrested at the mild pain phase by early treatment.

ABOUT GELSTAT CORPORATION

GelStat Corporation is a consumer healthcare company dedicated to the cost-effective development and marketing of advanced OTC healthcare products. Development efforts are focused on large markets where GelStat products can offer improved efficacy, safety, and/or convenience over existing OTCs. The Company's initial efforts center on developing products for migraine therapy and to improve sleep, both multi-billion dollar global markets.

For more information, visit www.GelStat.com

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement other than a statement of historical fact should be considered a forward-looking statement. Such forward-looking statements are based on the Company's current expectations and involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products, or all products, may not develop as expected, or at all. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation and does not intend to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

Contact:

Media Inquiries:
The Carideo Group, Inc.
Tony Carideo, 612-317-2880

Investor Relations:
Insight Capital
Brock Malky, 724-453-1800

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